Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

American Capital Q1 2003 Net Operating Income Increases 7% to $0.65 per Share

Bethesda, MD — May 13, 2003 — American Capital Strategies Ltd.  (Nasdaq: ACAS) announced today its results for the quarter ended March 31, 2003.  Net operating income (NOI) for the quarter increased 32% to $31 million compared to $23 million for first quarter 2002.  On a diluted per share basis, NOI for the quarter increased 7% to $0.65 per share compared to $0.61 per share for first quarter 2002.

“American Capital’s total new investments for the first quarter increased to a record $178 million as demand for our capital remains high,” said Chairman, President and CEO Malon Wilkus.  “In first quarter 2003, we earned $5 million in gross realized gains and also received $96 million in principal repayments.  We remain on track to achieve our guidance of $10 million to $30 million in net capital gains and $250 million to $300 million in principal repayments for 2003.  We are updating our projections to include a forecast of our dividend at $2.79 to $2.87 per share for the year, paid from ordinary income, of which we have already paid $.67 per share in the first quarter and declared $0.68 per share for the second quarter.  We know no better way to make evident our strong performance, than to pay our income to our shareholders in cash dividends.”

The net decrease in shareholders’ equity resulting from operations (NOI plus net unrealized appreciation and depreciation and net realized gains and losses of the Company’s assets) for the first quarter was $(1) million, or $(0.02) per diluted share, compared to a net increase in shareholders’ equity resulting from operations of $4 million, or $0.09 per diluted share, in first quarter 2002.

“American Capital raised a quarter of a billion dollars in two overnight equity offerings in first quarter 2003, a strong result during a difficult capital raising environment,” said CFO John Erickson.  “During the quarter, we were faced with the uncertainty of a war and its potential to impact both the capital markets and the economy.  Due to this uncertainty, in addition to our normal business challenges, we elected to operate with more equity capital and less leverage than we might otherwise.  Our continued strong access to public capital continues to separate us from many of our competitors.”

In first quarter 2003, American Capital completed financing transactions totaling $178 million, an increase of 63% over first quarter 2002’s total of $109 million.  The first quarter’s

Washington, D.C.   New York   San Francisco   Dallas   Chicago   Los Angeles   Philadelphia

transactions were composed of $59 million of senior debt, $109 million of subordinated debt, $9 million of common stock warrants and $1 million of common stock.  Five investments, totaling $132 million were investments in private equity buyouts.  One investment, totaling $40 million was a direct investment.  The multiple for these investments on a weighted average basis was 4.0 times last twelve months (LTM) adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  American Capital completed no buyouts that it sponsored in the first quarter.

In first quarter 2003, the number of investment opportunities American Capital reviewed increased 86% compared to first quarter 2002.  Among these opportunities, the Company invested $132 million, or 74% of its $178 million total, in five private equity buyouts; whereas in first quarter 2002 American Capital invested $9 million, or 8% of the Company’s $109 million total, in one private equity buyout.

“American Capital’s robust flow of investment opportunities and our investment flexibility has allowed us to adapt to cycles in the marketplace,” said COO Ira Wagner.  “During the quarter, private equity firms became more active and American Capital increased our investing in private equity buyouts compared to sponsoring our own buyouts.  The ability of our team of versatile investment professionals to execute on all three of our products — buyouts that we sponsor, investments in private equity buyouts, and direct investments — is integral to the unique middle market investment franchise we are building.  In addition, we are continuing to leverage our operating staff, with our employees generating $1.6 million in revenues per employee and $11.2 million per Principal in the past twelve months.  We compete with hundreds of buyout and mezzanine firms to attract the very best buyout and mezzanine professionals, and we are pleased to have been able to attract an outstanding team that can exercise critical judgment in a very demanding profession.”

The weighted average interest rate on the total capital invested during the quarter was 11.3%.  The weighted average effective interest rate on American Capital’s total capital invested in debt securities as of March 31, 2003 was 12.5%.  As of March 31, 2003, loans from eight portfolio companies totaling $92 million were on non-accrual.  At March 31, 2003, the weighted average grade of American Capital’s loan portfolio remained at 3.0 on a scale of 1 to 4, with 4 being the highest quality.

In first quarter 2003, American Capital experienced net realized gains of $4 million.  The Company’s gains resulted primarily from exits and repayments of investments in six portfolio companies, reaping compounded annual returns of 32%, 30%, 21%, 19%, 17% and 8% for a weighted average return of 22%.  Since the Company’s August 1997 IPO, cumulative net realized losses have totaled $3 million.  Net unrealized depreciation totaled $36 million for the quarter, consisting of appreciation of $13 million at nine portfolio companies, and $48 million of depreciation at 17 portfolio companies and $1 million of depreciation on interest rate swaps.  Interest rate swaps are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads and reduce interest rate risks.  They appreciate or depreciate based on relative market interest rates.  Their fair value will resolve to zero if held to maturity.  Since the Company’s August 1997

IPO, cumulative net depreciation totals $126 million, $93 million excluding interest rate swaps.

At the May 15, 2003 annual meeting, shareholders will vote on a new stock option plan proposal.  If shareholders approve the plan, American Capital will adopt SFAS 123 prospectively in the second quarter of 2003 for all options granted in 2003 and would expense the cost of these options using a fair value based on an option pricing model over the vesting period of the options.  The expensing of stock options using generally accepted accounting principles (GAAP) will result in a lower NOI, however the GAAP expense will not impact how the Company determines taxable income or its calculation of its required dividend.  Therefore, American Capital will begin forecasting dividends per share rather than NOI per share.  American Capital is replacing its 2003 forecast of NOI per share of $2.79 to $2.87, with a 2003 forecast of dividends per share of $2.79 to $2.87.  American Capital expects all its dividends for 2003 will be paid from ordinary income.  The Company pays out at least 98% of its ordinary taxable income in cash dividends.  American Capital is reiterating the balance of its forecasts for 2003 including earning net capital gains of $10 million to $30 million, which it expects to retain.

Since its August 1997 IPO, American Capital has invested nearly $1.8 billion in 93 portfolio companies.  As of March 31, 2003, American Capital shareholders have enjoyed a total return of 141% since the Company’s IPO — an annualized return of 17%.  This assumes reinvestment of $11.00 in dividends paid per share during this period.  On April 24, 2003, American Capital declared a $0.68 per share dividend to be paid June 30, 2003 to record shareholders as of June 12, 2003.  American Capital has paid or declared a total of $11.68 per share in dividends since its August 1997 IPO at $15 per share.

Additional information may be found at http://www.americancapital.com/news/reports/report042003.html.

Financial highlights for the quarter are as follows.

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2003	2002
	(unaudited)

Assets
Cash and cash equivalents	$28,622	$13,080
Investments at fair value (cost of $1,425,908 and $1,334,987, respectively)
Non-Control/Non-Affiliate investments	679,750	557,490
Control investments	603,178	671,141
Affiliate investments	53,579	52,083
Interest rate swaps	(32,729)	(32,255)
Total investments at fair value	1,303,778	1,248,459
Interest receivable	12,112	11,552
Other	49,348	45,432
Total assets	$1,393,860	$1,318,523

Liabilities and Shareholders’ Equity
Revolving credit facility	$174,508	$255,793
Notes payable	312,811	364,171
Accrued dividends payable	—	869
Other	6,717	10,031
Total liabilities	494,036	630,864

Commitments and Contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $.01 par value, 70,000 shares authorized, 55,841 and 44,450 issued, and 54,860 and 43,469 outstanding, respectively	549	435
Capital in excess of par value	1,057,447	812,150
Notes receivable from sale of common stock	(9,021)	(9,021)
Distributions in excess of net realized earnings	(23,321)	(25,718)
Net unrealized depreciation of investments	(125,830)	(90,187)
Total shareholders’ equity	899,824	687,659
Total liabilities and shareholders’ equity	$1,393,860	$1,318,523

AMERICAN CAPITAL STRATEGIES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$19,901	$17,014
Control investments	17,004	12,133
Affiliate investments	1,476	463
Interest rate swap agreements	(3,676)	(1,342)
Total interest and dividend income	34,705	28,268

Fees
Non-Control/Non-Affiliate investments	6,859	670
Control investments	1,498	3,703
Affiliate investments	2	—
Total fee income	8,359	4,373
Total operating income	43,064	32,641

OPERATING EXPENSES:
Interest	4,011	2,236
Salaries and benefits	4,674	4,325
General and administrative	3,616	2,829
Total operating expenses	12,301	9,390
NET OPERATING INCOME	30,763	23,251

Net realized gain on investments
Non-Control/Non-Affiliate investments	3,191	57
Control investments	714	—
Affiliate investments	—	—
Total net realized gain on investments	3,905	57

Net unrealized (depreciation) appreciation of investments
Non-Control/Non-Affiliate investments	(9,544)	(13,624)
Control investments	(26,964)	(8,175)
Affiliate investments	1,339	—
Interest rate swap agreements	(474)	2,108
Total net unrealized depreciation of investments	(35,643)	(19,691)

NET INCREASE (DECREASE) IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$(975)	$3,617

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.65	$0.62
Diluted	$0.65	$0.61
NET EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(.02)	$0.10
Diluted	$(.02)	$0.09
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	47,393	37,477
Diluted	47,578	38,374
DIVIDENDS DECLARED PER COMMON SHARE	$0.67	$0.59

Portfolio Statistics On a Weighted Average Basis ($ in millions):	Aggregate	2003 Static Pool	2002 Static Pool	2001 Static Pool	2000 Static Pool	1999 Static Pool	Pre-1999 Static Pool

Original Investments and Commitments at Cost	$1,766	$178	$573	$390	$276	$178	$171
Total Exits and Prepayments	$357	$—	$33	$106	$88	$42	$88
Total Collection of Cash Interest, Dividends and Fees	$337	$7	$47	$78	$66	$67	$72
Total Realized (Loss) Gain on Investments	$(3.3)	$—	$0.1	$8.9	$(25.0)	$6.4	$6.3
Current Cost of Original Investments	$1,426	$168	$537	$266	$201	$143	$111
Fair Value of Investments	$1,337	$168	$536	$285	$152	$128	$68
Non-Accruing Loans	$92	$—	$—	$3	$39	$5	$45
Equity Interest at Fair Value	$279	$9	$115	$82	$36	$30	$7
Debt to EBITDA (1)(2)	5.4x	4.0x	5.0x	5.3x	6.6x	5.0x	9.7x
Interest Coverage (1)	3.0x	3.6x	3.5x	2.2x	2.6x	2.9x	1.7x
Debt Service Coverage (1)	2.0x	2.2x	2.6x	1.3x	1.4x	1.3x	1.3x
Investment Grade (1)	3.0	3.0	3.0	3.2	2.9	3.1	2.3
Average Age of Companies	36 years	27 years	34 years	41 years	31 years	54 years	33 years
Total Sales	$5,578	$826	$1,220	$1,512	$579	$910	$531
Average Sales	$93	$135	$53	$137	$111	$104	$54
Total EBITDA(3)	$703	$135	$173	$187	$103	$81	$24
Average EBITDA(3)	$13	$24	$8	$16	$20	$12	$3
Ownership Percentage	40%	6%	47%	41%	43%	47%	50%
% with Senior Lien(4)	28%	50%	22%	43%	8%	15%	29%
% with Senior or Junior Lien(4)	80%	91%	81%	86%	79%	66%	64%

(1)                                  These amounts do not include investments in which the Company owns only equity.

(2)                                  For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.

(3)                                  Earnings Before Interest, Taxes, Depreciation and Amortization  of the most recent twelve months, or when appropriate, the forecasted twelve months (“EBITDA”).

(4)                                  As a percentage of the Company’s total debt investments.

American Capital invites its shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, May 14 at 11:00 am ET.  The dial in number is 888-428-4473.  International callers should dial 612-332-0418.  Please advise the operator you are dialing in for the American Capital Shareholder Call.

During the Shareholder Call, the Company invites you to turn to its shareholder website, www.ACAS.com, and click on the May 14 Shareholder Call Slide Presentation button.  The Shareholder Call Slide Presentation includes a summary slide presentation to accompany the call that participants may download and print, a longer version with supplementary information, and a downloadable spreadsheet with summary financial data.  Participants will also be able to access the complete streaming presentation on

American Capital’s website during the call.  The Shareholder Call Slide Presentation will be posted on the website after the earnings release on May 13.  You may wish to take the time to review the Shareholder Call Slide Presentation in advance of the Shareholder Call.

For the convenience of American Capital’s shareholders, there will be a recording of the shareholder call available from 9:30 pm May 14 until 11:00 pm May 24.  If you are interested in hearing the recording of the presentation, please dial 800-475-6701 and enter code 682834.  International callers may dial 320-365-3844 and enter the same code, 682834.  American Capital will also have the Shareholder Call Slide Presentation with audio accompaniment available on its website at www.ACAS.com starting the evening of May 14.

For further information or questions, please do not hesitate to call the American Capital Shareholder Relations Department at (301) 951-6122.

American Capital is a publicly traded buyout and mezzanine fund with capital resources exceeding $1.7 billion.  American Capital is an equity partner in management and employee buyouts; invests in private equity sponsored buyouts, and provides capital directly to private and small public companies.  American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements.  The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.